UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 15, 2020

PROVENTION BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38552	81-5245912
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 666, Oldwick, New Jersey 08858

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 336-0360

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $0.0001 par value per share	PRVB	The Nasdaq Global Select Market

Item 7.01. Regulation FD.

On June 15, 2020, Provention Bio, Inc. (the “Company”) issued a press release announcing new data from a Phase 2 open-label extension study of the NIH-sponsored At-Risk (TN-10) type 1 diabetes (T1D) study. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

Investor Presentation

The Company is using the slides attached hereto in connection with management presentations to describe its business. A copy of the investor presentation is available at the Company’s website at http://investors.proventionbio.com/home, and attached hereto as Exhibit 99.2, and is incorporated herein by reference.

The content of the Company’s website is not incorporated by reference in this Current Report on Form 8-K.

Clinical Data & Safety

On June 15, 2020, the Company announced the results that one 14-day course of its lead drug candidate, teplizumab (PRV-031) significantly delayed the onset of clinical T1D, as compared to placebo, by a median of three years in at-risk patients. These new data from the “At-Risk” TN-10 Study add one year to the two-year median delay that was previously determined.

The “At-Risk” TN-10 Study, a pivotal Phase 2 clinical trial, evaluated teplizumab for the delay of clinical (T1D) in at-risk patients. At-risk was defined by the presence of two or more T1D-related autoantibodies and dysglycemia (abnormal glucose metabolism). Seventy-six subjects were enrolled ages 8 to 49, with 72 percent under the age of 18, and randomized to receive a single course of either teplizumab or placebo. Subjects were followed in a blinded fashion until 40 of them developed clinical T1D, and then indefinitely after the analysis of the randomized period data.

The trial results showed the median time to clinical diagnosis of T1D after one course of teplizumab was approximately five years (an improvement of 12 months from previously published data) compared to approximately two years for the placebo group (unchanged from previously published data). Nearly half of those treated with teplizumab are estimated to be free of clinical T1D at five years. The hazard ratio was 0.457 or a 54 percent reduction in risk (p=0.01).

In addition, teplizumab treatment was associated with a greater on-study C-peptide (p=0.009) compared to placebo. For both groups, C-peptide AUC mean slopes preceding study entry were similar and declining. In the placebo group, this decline continued over the 6 months after study entry. By contrast, the teplizumab-treated group showed an increased C-peptide AUC over this period (p=0.02 relative to study entry).

The results also showed that teplizumab was well tolerated and the safety data is consistent from previous analyses.

Cautionary Note on Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, risks and uncertainties surrounding the COVID-19 pandemic, including the impact to the Company’s clinical trial programs, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations, uncertainties of patent protection and litigation, limited research and development efforts and dependence upon third parties, substantial competition, and the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and the documents incorporated by reference herein and therein. Any of these risks and uncertainties could materially and adversely affect the Company’s results of operations. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Press Release issued by Provention Bio, Inc. on June 15, 2020.

99.2	Investor Presentation.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Provention Bio, Inc.

Date: June 15, 2020	By:	/s/ Andrew Drechsler
Andrew Drechsler
Chief Financial Officer